Exhibit 99.2

NorthStar Realty Finance to Acquire Griffin-American Healthcare REIT II in $4 Billion Transaction

-Transaction creates a leading healthcare real estate platform with significant value creation opportunities

-Transformative transaction further positions NorthStar as a leading opportunistic real estate investor with approximately 75% of pro forma assets in owned real estate

NEW YORK, August 5, 2014/(PR Newswire/ -- NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar Realty”) and Griffin-American Healthcare REIT II, Inc.  (“Griffin-American”) today announced that the Boards of Directors of both companies have unanimously approved a definitive merger agreement under which NorthStar Realty will acquire all of the outstanding shares of Griffin-American in a stock and cash transaction valued at $4 billion, including approximately $600 million of debt, establishing NorthStar Realty as a leading investor in the healthcare real estate sector.

NorthStar Realty is acquiring the portfolio, which is comprised of predominantly medical office buildings (43%) and senior housing facilities (30%) in the United States and the United Kingdom, at an approximate 6.4% cap rate based on our estimate of 2015 NOI and the transaction is expected to be neutral to NorthStar Realty’s cash available for distribution. The acquisition increases the scale and diversification of NorthStar Realty’s assets and increases owned real estate to approximately 75% of the pro forma company. The transaction creates a best in class healthcare portfolio diversified by geography, asset class, tenant/operator and operating model, with a weighted average lease term of 9.1 years.

Subject to the terms and conditions of the merger agreement, Griffin-American stockholders will receive $11.50 per Griffin-American share comprising: (i) $7.75 per share in cash; and (ii) $3.75 per share in NorthStar Realty common stock. The stock portion will be subject to a collar such that Griffin-American shareholders will receive 0.1859 NorthStar Realty shares if NorthStar Realty’s stock price is above $20.17 per share at closing and 0.2344 NorthStar Realty shares if NorthStar Realty’s stock price is below $16.00 at closing. If NorthStar Realty’s stock price at closing is between $16.00 and $20.17 per share, Griffin-American shareholders will receive a number of NorthStar Realty shares between 0.1859 and 0.2344, equal to $3.75 in value.

NorthStar Realty’s Chairman and CEO, David Hamamoto, commented, “This acquisition represents a highly desirable portfolio of healthcare real estate assets, which creates the framework for substantial multiple expansion and provides NorthStar Realty an exciting opportunity to un-lock asset and platform value through future transactions.”

Jay Flaherty, who oversees NorthStar Realty’s healthcare real estate business, said “With the addition of the high-quality Griffin-American assets, NorthStar Realty’s healthcare real estate portfolio is positioned to be a leading healthcare real estate platform with a strong mix of diversified assets, attractive contractual lease bumps and formidable EBITDAR coverage.”

Key Strategic Benefits:

-Highly desirable healthcare portfolio with stable, long-term, contractual cash flows

-Accelerating NorthStar Realty portfolio transformation with 75% of pro forma assets in owned real estate

-Expanded ability to unlock asset and platform value through strategic transactions

-Expanded tenant relationships resulting in future acquisition and development opportunities

-Enhanced dividend safety and growth potential

-Potential to realize multiple expansion given premium valuations afforded to diversified healthcare REITs

Approvals and Timing

Completion of the Griffin-American transaction is subject to the approval of NorthStar Realty and Griffin-American shareholders and satisfaction of customary closing conditions. The transaction is expected to close in the fourth quarter of 2014.

Pending the closing of the transaction, the companies expect to pay customary common and preferred stock dividends with any necessary pro-rations through the actual closing date.

Investor Information and Conference Call

An investor presentation discussing the proposed transaction is available in the investor relations section of NorthStar Realty’s website. NorthStar Realty will hold a conference call to discuss the proposed transaction on August 5, 2014, at 11:00 am Eastern time. The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com. The call can also be accessed live over the phone by dialing 888-466-4462, or for international callers, by dialing 719-325-2458.

Advisors

UBS Investment Bank and CS Capital Advisors are acting as financial advisors to NorthStar Realty, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as its legal counsel. BofA Merrill Lynch, Robert A. Stanger & Co., Inc. and KeyBanc Capital Markets Inc. acted as financial advisors to Griffin-American. Latham & Watkins LLP, McGuireWoods LLP and Morris, Manning & Martin LLP acted as legal advisors to Griffin-American.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. (“NorthStar Realty”) is a diversified commercial real estate investment company that is organized as a REIT. Northstar Realty is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty, please visit www.nrfc.com.

About Griffin-American Healthcare REIT II, Inc.

Griffin-American Healthcare REIT II, Inc. is a real estate investment trust organized to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “may,” “should,” “potential,” “expect,” “anticipate,” “estimate,” “believe,” “could,” “project,” predict,” “continue,” “will,” “would,” “seek,” “future,” “intends” and similar expressions, including statements about future results, projected yields, rates of return and performance, projected cash available for distribution, projected cash from any single source of investment or fee stream, projected expenses, expected and weighted average return on equity, market and industry trends, investment opportunities, business conditions and other matters. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement; (2) the inability to complete the merger or failure to satisfy other conditions to completion of the merger; (3) the inability to complete the merger within the expected time period or at all, including due to the failure to obtain the Griffin-American stockholder approval, NorthStar Realty stockholder approval or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; (4) risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; (5) the effect of the announcement of the proposed mergers on NorthStar Realty’s or Griffin-American’s relationships with their respective customers, tenants, lenders, operating results and businesses generally; (6) the scalability of our investment platform, in particular, the healthcare real estate portfolio; (7) the size and timing of offerings or capital raises; (8) the performance of Griffin-American’s portfolio and NorthStar Realty’s healthcare real estate portfolio generally; (9) the ability to execute upon, and realize any benefits from, potential value creation opportunities through strategic transactions and tenant relationships in the future or at all; (10) the stability of long-term cash flow streams; (11) the ability to achieve EBITDAR coverage, dividend yields and implied cap rates similar to other diversified healthcare REITs or at all; (12) the ability to achieve multiple expansion; (13) the ability to enhance dividend safety and growth potential; (14) the projected net operating income of NorthStar Realty’s portfolio and Griffin-American’s portfolio and associated cap rate, including the ability to achieve the growth, obtain the lease payments and step ups in contractual lease payments, and maintain dividend payments, at current or anticipated levels, or at all; (15) the ability to opportunistically participate in commercial real estate refinancings; (16) the ability to realize upon attractive investment opportunities; (17) NorthStar Realty’s ability to finance the Mergers; (18) NorthStar Realty’s future cash available for distribution; and (19) the projected returns on, and cash earned from, investments, including investments funded by drawings from our credit facility and securities offerings. NorthStar Realty does not guarantee that the assumptions underlying such forward-looking statements are free from errors. NorthStar Realty undertakes no obligation to publicly update any information whether as a result of new information, future events, or otherwise. Additional factors that could cause actual results to differ materially from those in the forward-looking statements are specified in NorthStar Realty’s Annual Report on Form 10-K for the year ended December 31, 2013, and its other filings with the Securities and Exchange Commission and Griffin-American’s Annual Report on Form 10-K for the year ended December 31, 2013, and its other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities of NorthStar Realty.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This release relates to a proposed transaction between NorthStar Realty and Griffin-American, which will become the subject of a registration statement and joint proxy statement/prospectus forming a part thereof to be filed with the SEC by NorthStar Realty. This document is not a substitute for the registration statement and joint proxy statement/prospectus that NorthStar Realty will file with the SEC or any other documents that it may file with the SEC or send to shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC

IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about NorthStar Realty and Griffin-American, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of NorthStar Realty’s website at http://www.nrfc.com under the heading “Investor Relations” and then under “SEC Filings” and copies of the documents filed by Griffin-American with the SEC are available free of charge on Griffin-American’s website at http://www.griffincapital.com/griffin-american-healthcare-reit-ii under the heading “News and SEC Filings” and then under “SEC Filings”.

Participants in Solicitation

NorthStar Realty, Griffin-American and their respective directors and executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of NorthStar Realty and Griffin-American in connection with the proposed transaction. Information about the directors and executive officers of NorthStar Realty and their ownership of Company common stock is set forth in NorthStar Realty’s Annual Report on Form 10-K/A for the year ended December 31, 2013. Information about the directors and executive officers of Griffin-American and their ownership of Griffin-American common stock is set forth in the proxy statement for Griffin-American’s 2013 annual meeting of stockholders, as filed with the SEC on Schedule 14A on September 23, 2013. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.